UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A-2

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2007.

SINOBIOMED INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	333-128399 (Commission File Number)	20-1945139 (IRS Employer Identification No.)

Lane 4705, No. 58, North Yang Gao Rd. Pudong New Area Shanghai, China (Address of principal executive offices)	201206 (Zip Code)

Registrant's telephone number, including area code 011-86-21-58546923

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On August 6, 2007, Sinobiomed Inc. (the “Company”) through its 82% owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (“Shanghai Wanxing”), entered into a formal equity transfer contract (the “Equity Transfer Contract”) with the equity owners of Suzhou Boai Medical Development Co., Ltd. (“Suzhou Boai”), a pharmaceutical distribution company organized under the laws of the P.R. China, to acquire 90% of the equity in Suzhou Boai in exchange for the payment of a transfer fee (the “Transfer Fee”) to the equity owners of Suzhou Boai.

Under the Equity Transfer Contract, all the equity owners of Suzhou Boai transferred all of their equity to Shanghai Wanxing, except for one equity owner who retained a 10% interest, in exchange for an aggregate Transfer Fee of RMB18 million (approximately USD$2.4 million).

The Transfer Fee, the final determination of which was subject to a due diligence report, shall be two times the authorized capital of Suzhou Boai (RMB18 million, or approx. USD$2,400,000.00). Shanghai Wanxing shall pay: (i) 30% of the Transfer Fee (RMB5.4 million, or approx. USD$720,000) three days after signing the Equity Transfer Contract, which was already paid as of August 7, 2007; (ii) 55% of the Transfer Fee (RMB9.9 million, or approx. USD$1,320,000) one week after registration of the equity alteration; and (iii) 15% of the Transfer Fee (RMB2.7 million, or approx. USD$360,000) a half year after registration of the equity alteration. After receiving 30% of the Transfer Fee, which was already paid, the equity owners of Suzhou Boai shall be responsible for obtaining government administrative approval and registering the equity alteration.

The foregoing description of the Equity Transfer Contract does not purport to be complete and is qualified in its entirety by reference to the Equity Transfer Contract, which was attached as Exhibit 10.1 to the Form 8-K filed on August 10, 2007, which is incorporated herein by reference.

On August 6, 2007, the Equity Transfer Contract entered into the actual fulfillment period. The due diligence report prepared for Suzhou Boai revealed that the total net assets of Suzhou Boai were only RMB 6.8 million instead of RMB 7.5 million as required and subject to possible further deductions, which the Company’s auditors also confirmed the total net assets of Suzhou Boai were considerably less than RMB 7.5 million. This reduced total net assets level gave rise to a divergence on Suzhou Boai’s total net assets amount while in the fulfillment stage and Shanghai Wanxing decided to continue with the acquisition with the understanding that Shanghai Wanxing and Suzhou Boai would continue to negotiate a reduced Transfer Fee in good faith due to the reduced total net assets level.

After repeated negotiations, Shanghai Wanxing and Suzhou Boai’s former equity owners could not agree on a reduced Transfer Fee and on January 22, 2008, the parties to the Equity Transfer Contract decided to rescind such agreement while in the fulfillment stage and executed a Cancellation Agreement of the Stock Transfer Agreement (the “Cancellation Agreement”), whereby the parties agreed to resolve their disputes by having Shanghai Wanxing transfer the 90% registered capital back to its original status with the former owners and the former owners returning RMB 2.8 million of the RMB 5.4 million already paid to Shanghai Wanxing.

As of February 3, 2008, Suzhou Boai and the former owners have returned the full RMB 2.8 million to Shanghai Wanxing as agreed under the Cancellation Agreement.

The foregoing description of the Cancellation Agreement of the Stock Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to the Cancellation Agreement of the Stock Transfer Agreement, which is attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Cancellation Agreement of the Stock Transfer Agreement between Shanghai Wanxing, Lianghong, Dai Jianping, Sun Zhigang, Gu Mintong, and Zhao Suqin, dated January 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 28, 2008

SINOBIOMED INC.

By:	/s/ Ka Yu
Name: Ka Yu
Title: Secretary and Director